EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Parke Bancorp, Inc., of our report dated March 31, 2021 relating to the consolidated financial statements of Parke Bancorp, Inc. appearing in the 2020 Annual Report to Shareholders and incorporated by reference in the Annual 10-K of Parke Bancorp, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Blue Bell, Pennsylvania

May 10, 2021